Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made this 16th day of May, 2017 (the “Effective Date”), by and between BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company (the “Seller”), with offices at 1000 Enterprise Drive, Allen Park, Michigan 48101, and CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company (the “Purchaser”), with offices at c/o Cantor Fitzgerald Investors, LLC, 110 East 59th Street, New York, New York 10022.

WITNESSETH:

This Agreement is based upon the following:

A. Seller is the owner of that certain real property and improvements located in the City of Walker, Kent County, Michigan, located at the corner of Alpine Avenue and 4 Mile Road, and as legally described on Exhibit A attached hereto, together with all tenements, easements, hereditaments, privileges and appurtenances appertaining thereto, and all items set forth in Article I below.

B. Seller has agreed to sell and Purchaser has agreed to purchase Seller’s interest in and to the Property (as defined in Article I below), in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party to the other hereinafter set forth, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE I

PROPERTY

As used herein, the term “Property” shall be deemed to include Seller’s entire right, title and interest in and to the following (collectively, the “Property”):

1.1 the land described on Exhibit A (the “Land”), together with all easements, air and mineral rights and all tenements, hereditaments, privileges and appurtenances thereto belonging or in any way appertaining thereto located in the City of Walker, Kent County, Michigan, designated as Tax I.D. #41-13-01-101-054, and known as and by the following address: 3596 Alpine Avenue NW, Grand Rapids, Michigan;

1.2 the building located on the Land and consisting of approximately 14,552 square feet (the “Building”), including all improvements, fixtures, equipment and personalty owned by Seller and located on or about the Land or used in conjunction therewith, including, but not limited to, any and all heating, lighting, plumbing, electrical and air-conditioning fixtures and equipment, if any, excluding therefrom any and all personal property which is owned by Walgreen Co., an Illinois corporation ( the “Tenant”) or other property owned by the Tenant which is to be removed from the Property by the Tenant on or before the expiration of the Walgreen Lease (as hereinafter defined) in accordance with the terms of the Walgreen Lease (collectively, “Tenant’s Personal Property”).

1.3 any tangible and intangible personal property located on or about or arising out of the ownership of the Property, excluding therefrom Tenant’s Personal Property;

1.4 the use of appurtenant easements, whether or not of record, strips and rights-of-way abutting, adjacent, contiguous, or adjoining the Property, subject, however, to the terms and conditions of the Declaration (as defined in Article IV of this Agreement), and including all of the Seller’s rights and obligations under the Declaration (as to the Property only);

1.5 the lease by and between Barnes Development Company, LLC and Tenant, dated July 21, 2006 (the “Walgreen Lease”), together with any other monetary items first arising after the Closing (as hereinafter defined) payable by the Tenant;

1.6 all licenses, permits and franchises issued by any State, Federal or local municipal authorities, relating to the use, maintenance or operation of the Property; and

1.7 all plans and specifications in possession of Seller relating to the construction of any improvements on the Land and all unexpired claims, warranties, guaranties and sureties received by Seller in connection with the construction, improvement or equipment of or on the Land, if any.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

2.1 Subject to the terms and conditions herein contained, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller the Property herein described. The total purchase price for the Property shall be the sum of Seven Million Nine Hundred Thirty Six Thousand Five Hundred Eight and 00/100 Dollars ($7,936,508.00) (the “Purchase Price”).

2.2 The Purchase Price, less the Deposit (as hereinafter defined), shall be paid to Seller at the Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.

2.3 Within two (2) business days following the Effective Date, Purchaser shall deposit with First American Title Insurance Company, Attn.: Marcia Lawless, 100 Bloomfield Hills Parkway, Suite 195, Bloomfield Hills, Michigan 48304 ( “Escrow Agent”), in escrow, an earnest money deposit in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Initial Deposit”), pursuant to wire instructions to be supplied by Escrow Agent (the “Escrow Wire Instructions”). Provided this Agreement remains in full force and effect, prior to the expiration of the Inspection Period, Purchaser shall deliver an additional deposit of Two Hundred Fifty Thousand and NO/100 ($250,000.00) (the “Second Deposit”, and together with the Initial Deposit, the “Deposit”) into escrow with Escrow Agent pursuant to the Escrow Wire Instructions. The Deposit shall be held in escrow by Escrow Agent pending the Closing. At the Closing, the Deposit shall be applied against the Purchase Price, or, if this transaction is not consummated, delivered to Seller or Purchaser (as the case may be), in accordance with the terms hereof. The parties agree that the liability of Escrow Agent to the parties hereto shall be only as expressed in this Agreement. It is specifically agreed that Escrow Agent shall not be liable for any mistake or error of judgment in the discharge of its functions as Escrow Agent hereunder, but shall be liable only for bad faith or negligence. In the event that there shall be any action or legal proceedings involved or arising out of this Agreement, to which action or legal proceeding Escrow Agent is or may be a party, Escrow Agent shall be entitled, at any time, in its sole discretion, to pay the Deposit, or any portion thereof, into court, and, upon so doing, it shall be relieved of any further responsibility or liability as to the Deposit. At Purchaser’s election and expense, the Deposit shall be invested by Escrow Agent in an interest bearing account, and the interest shall be deemed to constitute part of the Deposit.

ARTICLE III

INSPECTION OF PROPERTY; PROPERTY DOCUMENTATION

3.1 During the “Inspection Period” (which Inspection Period is defined to be the thirty (30) day period from and after the Effective Date), Purchaser shall have the right to enter the Property to undertake, at its sole cost and expense, site, engineering, appraisal, environmental and such other inspection, analyses and studies of the Property, and Purchaser shall have the right to review the Walgreen Lease, operating expenses, and other documents relating to the Property and to take such other actions as Purchaser deems necessary to satisfy itself that it wishes to proceed with the purchase of the Property upon the terms and conditions set forth in this Agreement. During the Inspection Period, Purchaser shall have the right to employ one or more environmental consultants or other professional(s) to perform a so-called “Phase I” environmental assessment (the “Assessment”) of the Property, and Seller acknowledges and consents to the Assessment. Seller shall reasonably cooperate with Purchaser and its environmental consultants (but without third party expense to Seller). Purchaser shall not have the right to perform a Phase II or any other invasive testing without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. If requested by Seller, Purchaser shall deliver to Seller copies of all data and reports prepared by or on behalf of Purchaser during the Inspection Period.

3.2 In connection with Purchaser’s exercise of its rights under this Agreement, Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections (including, but not limited to, the Assessment), performed at the Property pursuant to this Article III to be performed in a manner that does not unreasonably disturb or disrupt the tenancy or business operations of the Tenant. For the avoidance of doubt, all access onto the Property shall be coordinated with Seller in order to comply with the requirements of the Walgreen Lease. Further, Purchaser hereby covenants and agrees to repair any damage that occurs to the Property due to Purchaser’s actions, at Purchaser’s sole cost and expense, and to return the Property to the same condition as existed immediately prior to Purchaser’s inspection or actions. During the Inspection Period, Purchaser’s engineers, architects, employees, contractors and agents shall maintain public liability insurance policies with its current insurer and in a commercially reasonable amount insuring against personal injury and property damage claims arising as a result of their activities at the Property during the Inspection Period. Purchaser hereby indemnifies, protects, defends and holds Seller, its agents, representatives and environmental consultants (“Seller Indemnitees”) harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses that Seller Indemnitees suffer or incur as a result of any damage caused at, to, in, or at the Property as a result of any of the following: (i) any injury to persons or property damage caused by or resulting from the inspections or the Assessment conducted by Purchaser, its agents, representatives or environmental consultants during the Inspection Period; or (ii) construction liens filed or asserted in connection with the such inspections or the Assessment conducted by Purchaser, its agents, representatives or environmental consultants. Purchaser’s undertakings pursuant to this Section 3.2 shall survive the Closing or termination of this Agreement.

3.3 If Purchaser determines that the results of any inspection, test, examination or review do not meet Purchaser’s criteria, in its sole discretion, for the purpose of financing or operation of the Property in the manner contemplated by Purchaser in its sole discretion (without explanation), then Purchaser may terminate this Agreement, by written notice to Seller (the “Termination Notice”), with a copy to Escrow Agent, given not later than 5:00 p.m. Eastern Time on the last day of the Inspection Period (the “Approval Date”), which notice may be given via email. If Purchaser fails to timely deliver a Termination Notice to Seller prior to 5:00 p.m. Eastern Time on the Approval Date, Purchaser shall be automatically deemed to have forever waived its right to terminate this Agreement pursuant to this Article III. Upon the timely and proper termination of this Agreement by Purchaser pursuant to this Section 3.3, the Deposit, together with all interest thereon, shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except as provided in Sections 3.2, 11.3 and Article X of this Agreement. If, as of the expiration of the Inspection Period, Purchaser accepts the Property in its condition or is deemed to have accepted the Property in its condition, then the Deposit shall be deemed nonrefundable (except for a Seller default as set forth in Article VII of this Agreement or a termination of this Agreement pursuant to Article IX hereof) to Purchaser as of that date and this transaction shall proceed to Closing in accordance with its terms.

3.4 Each party agrees to maintain in confidence, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser’s investigation of the Property and the transactions contemplated by the Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party’s accountants, lenders, attorneys, underwriters, ratings agencies, partners, investors, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, the “Representatives”) to the extent that the Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of, Seller or Purchaser; (b) to the extent required by any applicable statute, law or regulation (including public filings pursuant to reporting obligations under securities laws) or requested by a governmental or regulatory authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

3.5 Seller shall deliver to Purchaser, no later than five (5) business days after the Effective Date, the following documents (collectively, “Seller’s Deliveries”), to the extent the same are in Seller’s possession and control: (a) copies of all environmental condition reports relating to the Property; (b) copies of any existing surveys relating to the Property; (c) copies of Seller’s most recent owner’s title policy issued in connection with the Property; (d) the Walgreen Lease; and (e) the Budget (as defined in the Declaration) prepared pursuant to the Declaration for calendar year 2017.

ARTICLE IV

TITLE AND SURVEY

4.1 At the Closing, Seller agrees to deliver to Purchaser a covenant deed (the “Deed”), in recordable form, conveying the Property to Purchaser, and subject to the following items (the “Permitted Exceptions”): (1) taxes not yet due and payable; (2) those matters that may be specifically approved, in writing, by Purchaser or deemed accepted by Purchaser pursuant to Section 4.3 below; (3) the rights of the Tenant under the Walgreen Lease; (4) the Declaration of Easements, Covenants and Restrictions recorded as Document No. 20091221-0111922 with the Office of the Kent County Register of Deeds, as amended by Amendment No. 1 to Declaration of Easements, Covenants and Restrictions recorded as Document No. 20160603-0045816 with the Office of the Kent County Register of Deeds (collectively, the “Declaration”); and (5) matters arising out of any act of Purchaser or its agents, employees or representatives.

4.2 As soon as practicable after the Effective Date, Seller shall, at the sole cost and expense of Seller, deliver to Purchaser, the following:

(a) A commitment (the “Title Commitment”) issued by Escrow Agent (hereinafter, the “Title Company”), dated after the Effective Date, for an owner’s title insurance policy (the “Title Policy”), in the full amount of the Purchase Price, showing fee simple title to the Property in Seller, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such title commitment. Seller shall use commercially reasonably efforts to deliver such commitment within ten (10) days following the Effective Date.

(b) Pursuant to Section 3.5 of this Agreement, Seller will deliver to Purchaser the survey for the Property prepared by Driesenga & Associates, Inc., dated November 30, 2015 (the “Existing Survey”).

4.3 The Title Commitment and Existing Survey delivered by Seller are collectively referred to as “Title Evidence.” If the Title Evidence discloses any matters to which Purchaser, in its reasonable discretion, shall object (the “Defects”), Purchaser shall notify Seller thereof (the “Defect Notice”), in writing, within five (5) business days following the receipt by Purchaser of the Title Evidence and thereafter Seller shall have the right (but not the obligation) to cure and remove, or obtain title insurance for, such Defects prior to the Closing. Within five (5) business days after Seller’s receipt of the Defect Notice, Seller shall notify Purchaser (“Seller’s Response Notice”) as to those Defect(s), if any, that Seller shall attempt to cure or obtain title insurance for prior to the Closing, if any, provided that the form and substance of such title insurance over a Defect shall be reasonably acceptable to Purchaser. If Seller fails to deliver such Seller’s Response Notice to Purchaser within five (5) business days, Seller shall be deemed to have notified Purchaser that Seller shall not attempt to cure or obtain title insurance for any Defect(s) raised in the Defect Notice. If Seller notifies Purchaser (or is deemed to notify Purchaser) that it will not attempt to cure or obtain title insurance for any or all Defect(s), then Purchaser may: (1) terminate this Agreement by written notice to Seller given within five (5) days after Purchaser receives (or is deemed to receive) Seller’s Response Notice, in which event (x) the Deposit, together with all interest earned thereon, shall be returned to Purchaser, and upon return of the Deposit and payment of the Reimbursement, neither party shall have any further liability to the other hereunder, except as provided in Sections 3.2, 11.3 and Article X of this Agreement; or (2) proceed to close without reduction in or offset against the Purchase Price, and thereafter Purchaser shall be deemed to have accepted such Defect(s) as Permitted Exceptions, and Purchaser shall be deemed to automatically and forever waive any and all claims and liabilities against Seller with respect to such Defect(s). To the extent that Purchaser fails to timely and properly notify Seller (pursuant to this Section 4.3) of any such Defect(s), Purchaser shall be deemed to have accepted the same and to automatically and forever waive its right to terminate this Agreement pursuant to this Section and such Defect(s) shall be deemed Permitted Exceptions for all purposes hereunder. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to remove (i) all mortgages which affect the Premises, and (ii) all mechanics liens, monetary liens and all judgment liens affecting the Premises (collectively, clauses (i) and (ii) are hereinafter referred to as “Monetary Liens”). If a Monetary Lien can be removed (by bonding or otherwise) but Seller fails to remove any of such Monetary Lien(s), then Purchaser may, at Purchaser’s sole discretion, (x) proceed to the Closing (accepting title subject to such Monetary Liens) and accept a credit against the Purchase Price in an amount equal to the Monetary Lien (but without any other modifications to this Agreement) or (y) terminate this Agreement upon five (5) business days prior written notice and receive a refund of the Deposit.

4.4 Purchaser may obtain, at its option, an update of the Existing Survey, certified by the surveyor as having been prepared in accordance with the most currently available minimum detail and classification requirements of ALTA/ACSM (the “Updated Survey”). The cost of any Updated Survey shall be paid by Purchaser. If obtained by Purchaser, the Updated Survey will be provided to Seller. Purchaser may, prior to the Closing Date, notify Seller in writing of Purchaser’s objection to any exceptions to title (“Supplemental Exceptions”) first raised by the Title Company after delivery of the Title Commitment or the Updated Survey. If Purchaser does not expressly object in writing to any Supplemental Exceptions prior to the date that is five (5) business days after receipt of the Supplemental Exception, then Purchaser shall be deemed to have approved any such Supplemental Exceptions and same shall be a Permitted Exception. With respect to any objections to Supplemental Exceptions set forth in such notice, Seller shall have the same option (or obligation, with respect to Monetary Liens) to cure and Purchaser shall have the same options to accept title subject to such matters or to terminate this Agreement as applicable to any notice of objections made by Purchaser pursuant to Section 4.3, above.

ARTICLE V

CLOSING

The purchase and sale contemplated herein shall be consummated at a closing (the “Closing”) to take place through an escrow with the Michigan office of the Title Company, on the basis of a “New York-style” closing. The Closing shall occur no later than fifteen (15) days after the Approval Date, or at such other time as the parties may agree upon in writing (the “Closing Date”). Notwithstanding the foregoing, Purchaser shall have the one-time right to extend the Closing Date for five (5) additional business days upon written notice to Seller prior to the initial Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Seller’s Representations and Warranties

Seller represents, warrants and covenants to Purchaser, that as of the date hereof:

6.1 The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required.

6.2 That Seller, to its actual knowledge, has not received any written notice of any violation by Seller of any law, zoning ordinances or building rules or regulations affecting the Property nor has Seller received any written notice as to any existing or threatened condemnation involving the Property.

6.3 There are no leases or other occupancy agreements presently in force and affecting the Property other than the Walgreen Lease. True and correct copies of the Walgreen Lease and any amendments, modifications and extensions and guaranties thereto will be delivered to Purchaser or its representative as part of Seller’s Deliveries.

6.4 There exist no defaults by Seller or, to the best of Seller’s knowledge, by Tenant under the Walgreen Lease and no event exists which, with notice or the lapse of time or both, would constitute a default under the Walgreen Lease by any party thereto. No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to the Walgreen Lease, is pending or, to Seller’s knowledge, threatened. Tenant has not prepaid rent for more than the current month. Tenant is not entitled to receive after the Effective Date any rent concession, allowance or rebate or other tenant inducement in connection with its tenancy.

6.5 The term of the Walgreen Lease commenced on July 30, 2007, and Seller has completed all of its obligations under the Walgreen Lease in connection with the initial construction of the Building and delivery of the Property to Tenant in accordance with the terms of the Walgreen Lease.

6.6 There are no employees employed by Seller or any other party in connection with the operation, cleaning or maintenance of, or otherwise with respect to, the Property. There are no union employees or union agreements affecting the Property.

6.7 Seller has no knowledge of any threatened or pending litigation, against or relating to Seller or the Property.

6.8 Other than the Walgreen Lease, the Declaration and as disclosed in the Title Commitment, there are no contracts, equipment leases, agreements or commitments, written or oral, affecting the Property which would be binding on Purchaser or which would run with the Land.

6.9 Except as may be described in any environmental site assessment which will be delivered by Seller to Purchaser as part of Seller’s Deliveries, (the “Environmental Report”), Seller has no knowledge of the existence of any Hazardous Materials (as hereinafter defined) on or under the Land or within the Building. For purposes of this Section 6.9, “Hazardous Materials” shall mean any substance, chemical, waste or material that is regulated by any federal, state or local government authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

6.10 There exist no defaults by Seller or, to the best of Seller’s knowledge, by any other party to the Declaration, under the Declaration and no event exists which, with notice or the lapse of time or both, would constitute a default under the Declaration by any party thereto. No controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to the Declaration, is pending or, to Seller’s knowledge, threatened. The Budget (as defined in the Declaration) that has been delivered to Purchaser is true, complete and correct as of the date it was prepared.

6.11 That from and after the Effective Date to the Closing Date, Seller shall conduct its business involving the Property in the ordinary course, and during said period will:

(a) Not transfer any of the Property or create on the Property any easements, liens, mortgages, encumbrances or other interests that would affect the Property or Seller’s ability to comply with the terms of this Agreement;

(b) Keep in effect any existing policies of public liability and hazard and extended coverage insurance of Seller insuring the Property;

(c) Perform all of its obligations under the Walgreen Lease and the Declaration;

(d) Use best efforts to obtain from Tenant the Walgreens Estoppel (hereinafter defined), including, without limitation, requesting the same from Walgreens within three (3) days of the date hereof; and

(e) If requested by any lender providing financing to Purchaser in connection with the purchase of the Property (“Purchaser’s Lender”), obtain an estoppel from the other “Owners” (as defined in the Declaration) the Declaration Estoppel (hereinafter defined).

6.12 Seller, to its actual knowledge, has not received any written notice of any pending or threatened judicial, municipal or administrative proceedings materially affecting the Property, or in which Seller is a party to by reason of Seller’s ownership of all or any part of the Property.

6.13 No person, party of tenant, including, without limitation, Tenant, has any option or other right to purchase all or any portion of or interest in the Property.

6.14 Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at the Closing.

6.15 That this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the execution and performance of this Agreement does not and will not conflict with, or cause a default under any agreement to which Seller is a party or by which Seller or the Property is bound.

All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual knowledge of P. Caroline Roberts, Seller’s designated property manager, without any duty of investigation or inquiry, and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.

All representations and warranties of Seller set forth in this Agreement shall survive the Closing for a period of six (6) months thereafter, subject to further survival as provided below. In the event that any representation or warranty set forth herein is false, then Seller agrees to defend, indemnify, and hold harmless Purchaser from and against all costs, expenses, losses, fees, claims, liabilities, and damages that Purchaser may incur, including without limitation, attorneys’ fees and court costs, provided that any such claim for indemnification must be made by Purchaser prior to the expiration of said six (6) month period, and if any such claim is so made, the representation or warranty that is the subject thereof shall continue to survive until the claim is fully and finally resolved. Seller acknowledges that Purchaser is and, at Closing, will be justifiably relying on Seller’s representations and warranties in this Agreement.

Seller shall notify Purchaser promptly if Seller becomes aware of any condition, state of facts or other matter, which would make any of the representations or warranties of Seller contained in this Article VI untrue in any material respect prior to the Closing Date. At any time between the Effective Date and the Closing Date, Seller may update any representation or warranty made in this Agreement to the extent that the same is no longer true and Purchaser shall, within five (5) days after the delivery of such updated representation or warranty from Seller, have the right, as its sole and exclusive remedy, to either (1) terminate this Agreement and receive the prompt return of the Deposit from Escrow Agent and thereafter neither Seller nor Purchaser will have any further liability, obligation or responsibility to the other under this Agreement, except as otherwise provided in this Agreement or (2) proceed to the Closing. If Purchaser does not notify Seller in writing of its election of option (1) or option (2) in the preceding sentence prior to the expiration of such five (5) day period, then Purchaser shall be deemed to have elected to terminate this Agreement and the Deposit shall be promptly refunded to Purchaser. If Purchaser becomes aware that any of the representations, covenants and warranties contained in this Agreement are untrue in any material respect, Purchaser shall promptly notify Seller of the representation, covenant or warranty which Purchaser believes is untrue in any material respect (“Warranty Notice”). Seller shall have ten (10) days after receipt of a Warranty Notice to cure the untruth, but shall have no obligation to do so. If Seller is unable or unwilling to cure the same within said ten (10) day period, Purchaser may, at its option, exercise its rights under either option (1) or option (2) above within five (5) days after the expiration of such ten (10) day period as Purchaser’s sole and exclusive remedies in such event. If Purchaser does not notify Seller in writing within such five (5) day period of its election of option (1) or option (2) above, Purchaser shall be deemed to have elected to terminate this Agreement and the Deposit shall be promptly refunded to Purchaser. No claim by Purchaser or its permitted assignees and successors for a breach of a representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter, which was actually known to Purchaser (either because Purchaser has discovered that a representation or warranty is untrue or Seller has disclosed to Purchaser by written notice that a representation or warranty is untrue) prior to the Closing. If Purchaser elects to consummate the transaction described herein with such actual knowledge, then Purchaser shall be deemed to have waived any action against Seller with respect to a breach of such representation or warranty.

Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser may elect to conduct thereon, (ii) the manner, construction, condition and state of repair or lack of repair of any improvements located thereon, (iii) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise, (iv) the compliance of the Property or its operation with any laws, rules, ordinances, or regulations of any government or other body, it being specifically understood that Purchaser shall have full opportunity, during the Inspection Period, to determine for itself the condition of the Property; and (v) any other matter whatsoever except as expressly set forth in this Agreement. Except as is otherwise expressly provided in this Agreement, the sale of the Property as provided for herein is made on a strictly “AS IS” “WHERE IS” basis as of the Closing Date. Except as is otherwise expressly provided in this Agreement, Purchaser expressly acknowledges that, in consideration of the agreements of Seller herein, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY

KIND OR NATURE WHATSOEVER, EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. OTHER THAN CLAIMS RELATED TO A BREACH OF A REPRESENTATION SET FORTH IN THIS AGREEMENT, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM AND WAIVES ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH OR ARISING OUT OF CERCLA (THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C. ‘9601 ET SEQ., AS AMENDED BY THE SUPERFUND AMENDMENT AND REAUTHORIZATION ACT OF 1986, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, 42 U.S.C. ‘6901 ET SEQ., OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO OR AFFECTING THE PROPERTY.

Seller and Purchaser acknowledge and agree that the provisions contained in the foregoing portion of Article VI were a material factor in Seller’s acceptance of the Purchase Price and that Seller was unwilling to sell the Property to Purchaser unless Seller was released as expressly set forth above.

Seller’s Initials:                          Purchaser’s Initials:

Purchaser’s Representations and Warranties

Purchaser represents, warrants and covenants to Seller, that as of the date hereof, and that as of the date of Closing:

6.16 The execution and delivery of this Agreement by Purchaser, and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Purchaser is required.

6.17 That this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the execution and performance of this Agreement does not and will not conflict with, or cause a default under any agreement to which Purchaser is a party or by which Purchaser is bound.

ARTICLE VII

DEFAULTS

7.1 In the event Purchaser defaults in its obligations to perform any of the covenants and agreements contained herein to be performed by Purchaser within the time for performance as specified herein (including Purchaser’s obligation to close), then Seller, as its sole remedy, shall retain the Deposit, together with all interest earned thereon, as liquidated damages, and Seller shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT (i) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (ii) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (iii) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (iv) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.

7.2 If Seller shall have failed (prior to a material default by Purchaser hereunder) to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller, in which event the Deposit, together with all interest earned thereon, shall be returned to Purchaser, and Seller shall pay to Purchaser all of Purchaser’s costs and expenses incurred through the date of termination, including, without limitation, reasonable attorney’s fees, the cost of the Updated Survey, the cost of the Assessment, and any other third party costs incurred by Purchaser, provided, however that in no event shall Seller be obligated to reimburse Purchaser for any costs and/or expenses in excess of $30,000.00; or (ii) Purchaser may file an action for specific performance of this Agreement. Purchaser shall have no other remedy for any default by Seller, including any right to damages.

ARTICLE VIII

CLOSING DOCUMENTS AND DELIVERIES; CLOSING COSTS AND PRORATIONS

At the Closing, Seller shall execute and deliver to Purchaser (as required) and Purchaser shall execute and deliver to Seller (as required) the following:

8.1 Seller shall deliver to Purchaser the Deed in the condition contemplated in Section 4.1 of this Agreement.

8.2 Seller and Purchaser shall execute an assignment of the Walgreen Lease and all rents due and to become due thereunder in the form attached hereto as Exhibit E (the “Assignment and Assumption of Lease”).

8.3 Seller and Purchaser shall execute an assignment of intangible property in the form attached hereto as Exhibit F (the “Assignment of Intangible Property”).

8.4 Seller shall execute and deliver a quit claim bill of sale in the form attached hereto as Exhibit G (the “Bill of Sale”) covering any fixtures, equipment or other personal property used at the Property and owned by Seller, if any.

8.5 Seller shall execute and deliver to Purchaser such affidavit as the Title Company may reasonably require to remove its standard printed exceptions relating, among other things, to construction liens and right of parties in possession, to Seller’s actual knowledge.

8.6 Seller shall execute and deliver a closing certificate in the form attached hereto as Exhibit H (the “Closing Certificate”) certifying at the Closing that all matters represented by Seller as set forth in Article VI are true, complete and correct as of the Closing Date.

8.7 Seller shall deliver to Purchaser a notice to each of the Tenant of the change of ownership of the Property in the form attached hereto as Exhibit I (the “Tenant Notice Letter”).

8.8 As a condition to Closing, Seller shall deliver to Purchaser an estoppel certificate executed by Tenant in the form required by the terms of the Walgreen Lease (the “Walgreens Estoppel”).

8.9 If requested by Purchaser’s Lender, Seller shall deliver to Purchaser an estoppel certificate executed by each Owner (as defined in the Declaration) related to the Declaration in a form reasonably approved by Purchaser (the “Declaration Estoppel”);

8.10 Seller shall deliver to Purchaser an Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

8.11 Purchaser shall deliver to Seller the Purchase Price as adjusted pursuant to Section 2.2, and as otherwise specifically provided in this Agreement.

8.12 Such other documents and instruments as may reasonably be required by the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

8.13 Seller and Purchaser shall execute and deliver to each other a closing statement, showing the amounts by which the Purchase Price shall have been adjusted as of the Closing Date in accordance with the following:

(a) Seller shall pay the cost of the title insurance premium, except for the cost of any endorsements to the final policy of title insurance or the cost of “extended form coverage”, which shall be at the sole cost and expense of Purchaser.

(b) To the extent not paid directly by the Tenant under the Walgreen Lease, the parties shall prorate real and personal property taxes (“Taxes”) on a “due date” basis as if paid in advance. In addition, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments which are due prior to the Closing Date and Purchaser being responsible for any installments of assessments which are due on or after the Closing Date.

(c) Seller shall pay all real estate transfer taxes, documentary stamps, and all costs associated with the transfer of the Property related to any mortgage indebtedness or liens encumbering the Property which are in the name of and caused by Seller.

(d) The amount of all security and other tenant deposits, and interest due thereon, if any, shall be credited to Purchaser.

(e) To the extent not billed directly to the Tenant, Seller shall pay all water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices relating to the Property through the Closing Date. If final readings have not been taken, estimated charges shall be prorated between the parties and appropriate credits given.

(f) Purchaser will receive a credit at the Closing for the prorated amount of all base or fixed rent payable pursuant to the Walgreen Lease and all Additional Rents (as defined herein) (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing Date. “Delinquent Rent(s)” shall mean rents that were due prior to the Closing Date, for which payment thereof has not been made on or before the Closing Date. Delinquent Rent(s) shall not be prorated at Closing. All Rent collected by Purchaser or Seller from the Tenant from and after Closing will be applied as follows: (i) first, to Delinquent Rent owed for the month in which the Closing Date occurs (the “Closing Month”), and (ii) second, to Delinquent Rent(s) owing to Purchaser for the month after Closing, and (iii) third, to Delinquent Rent(s) owing to Seller for the month prior to Closing. Any Rent collected by Purchaser and due Seller will be promptly remitted to Seller. Any Rent collected by Seller and due Purchaser shall be promptly remitted to Purchaser. “Additional Rents” shall mean any and all amounts due from the Tenants for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges that are paid by the Tenants to Seller, as landlord, as opposed to charges (e.g. utility) that the Tenants pays directly to third parties. The provisions of this Section 8.11(f) shall survive the Closing and the delivery of any conveyance documentation.

(g) Purchaser shall pay for the cost of recording the Deed.

(h) Purchaser shall pay for the cost of the Updated Survey, if any.

(i) Each party shall pay one-half (1/2) of any escrow and/or closing fees charged by the Title Company; provided, however, Purchaser shall be responsible for any incremental cost of its lender’s participation in any escrow established by the parties.

(j) Each party shall pay its own attorney fees, except as otherwise specifically provided herein.

(k) Seller shall pay the Commission as set forth in Article X.

(l) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

Unless specifically stated otherwise in Section 8.11 of this Agreement, any and all prorations made pursuant to this Agreement on the Closing Date shall be deemed final. The obligations of both Seller and Purchaser to close under this Agreement are contingent upon their fulfillment of the foregoing conditions required of each, respectively, as well as all other conditions of this Agreement, and the representations, warranties and covenants of each party hereto being true and correct in all material respects and neither party being in default hereunder. Either party may, in its discretion, waive the fulfillment of any condition or obligation of the other party by providing the other party with written notice of such waiver in accordance with Section 11.13 of this Agreement.

ARTICLE IX

DESTRUCTION, LOSS OR DIMINUTION OF PROJECT.

If, prior to the Closing, all or any portion of the Property is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:

(a) If the aggregate cost of repair or replacement or the value of the Damage or Eminent Domain (collectively, “Repair and/or Replacement”) is Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, and provided that the damage or taking does not result in a termination of the Walgreen Lease, Purchaser shall close and take the Property as diminished by such events with an assignment by Seller of any casualty insurance or condemnation proceeds and the payment by Seller to Purchaser of any applicable deductible amounts.

(b) If the aggregate cost of Repair and/or Replacement is greater than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), in the opinion of Purchaser’s and Seller’s respective engineering consultants, or if the damage or condemnation results in a termination of the Walgreen Lease, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller and receive an immediate return of the Deposit, together with all interest earned thereon, and neither party shall have any further liability to the other hereunder, except as provided in Sections 3.2, 11.3 and Article X of this Agreement; or (ii) proceed to close and take the Property as diminished by such events; together with an assignment of the proceeds of Seller’s casualty insurance for all Damage (or condemnation awards for any Eminent Domain) and the payment by Seller to Purchaser of any applicable deductible amounts.

(c) In the event of a dispute between Seller and Purchaser with respect to the cost of Repair and/or Replacement with respect to the matters set forth in this Article IX, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

ARTICLE X

BROKER

Seller shall be responsible for any and all brokerage fees or commissions due to CB Richard Ellis (together, the “Broker”) in connection with this transaction (the “Commission”), which shall be paid pursuant to a separate agreement by and between Seller and the Broker. Seller and Purchaser each represent and warrant to the other that they have not been represented by any broker in connection with the purchase of the Property other than the Broker, and no commissions or fees are due to any person other than the Broker by reason of Seller’s or Purchaser’s actions in this matter. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, other than the Brokers, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Article X shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Seller recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Purchaser under §1031 of the Internal Revenue Code (the “Purchaser’s Exchange”). As such, Seller agrees to cooperate with Purchaser in effectuating the Purchaser’s Exchange, which cooperation may include the execution of documents, and the taking of other reasonable action, as is reasonably necessary, in the opinion of Purchaser, to accomplish the Purchaser’s Exchange; provided, however that Seller shall not be required to assume any additional third party expense or liability in connection with, or as part of its cooperation with, the Purchaser’s Exchange, nor shall Seller be required to extend the Closing for the purposes of accommodating the Purchaser’s Exchange. The covenant contained in this Section 11.1 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at the Closing.

11.2 Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue Code (the “Seller’s Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating the Seller’s Exchange, which cooperation may include the execution of documents, and the taking of other reasonable action, as is reasonably necessary, in the opinion of Seller, to accomplish the Seller’s Exchange; provided, however that Purchaser shall not be required to assume any additional third party expense or liability in connection with, or as part of its cooperation with, the Seller’s Exchange, nor shall Purchaser be required to extend the Closing for the purposes of accommodating the Seller’s Exchange. The covenant contained in this Section 11.2 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at the Closing.

11.3 In the event of litigation between the parties with respect to the Property or this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 11.3 shall survive termination of this Agreement.

11.4 This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

11.5 This Agreement and the exhibits attached hereto constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. The liability of each Purchaser executing this Agreement shall be joint and several, it being the express intention that the liability of each Purchaser hereunder is to be joint and several.

11.6 Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Michigan for observance thereof.

11.7 The headings of various Articles and Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

11.8 This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of law principles.

11.9 The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

11.10 Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.

11.11 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. To facilitate execution of this Agreement, the parties may execute and exchange signatures by facsimile transmission or by electronic delivery of a PDF copy of the executed Agreement, which facsimile or PDF copy shall be deemed valid and binding.

11.12 Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, except as specifically provided in this Agreement, shall not be deemed to be a waiver by such party to any of its rights hereunder. No waiver by any party at any time, expressed or implied, of any breach of any provision of this Agreement shall be deemed a waiver or a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any action on the same or any subsequent occasion.

11.13 Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile or email with confirmation of transmission, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

If to Seller:	Barnes Development Walker, LLC
1000 Enterprise Drive,
Allen Park, MI 48101
Attn: Donald H. Barnes, Jr.
Email: dbarnes@belletire.com

With a copy to:	Dykema Gossett PLLC
400 Renaissance Center
Detroit, MI 48243
Attention: Daniel J. Schairbaum, Esq.
Email: dschairbaum@dykema.com

If to Purchaser:	Cantor Real Estate Investment Management Investments, LLC
c/o Cantor Fitzgerald Investments, LLC
110 East 59th Street
New York, New York 10022
Attn: General Counsel

With a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attn: William X. Lang, Esq.
Email: wlang@winston.com

Notice shall be deemed to have been given upon such personal delivery, or, if applicable, five (5) business days after such notice is placed in the mail or one (1) business day after such notice is placed in the custody of the overnight delivery service, or upon delivery or proof of transmission (if sent by facsimile or electronic mail).

11.14 Purchaser may assign this Agreement one time at or prior to Closing to (i) an affiliate of Purchaser, (ii) an entity that is sponsored by an affiliate or (iii) an entity owned or controlled, directly or indirectly, by Purchaser or its present shareholders, principals or members; provided, however, that no assignment of this Agreement shall release Purchaser from its obligations hereunder.

11.15 Notwithstanding anything to the contrary contained herein, after the Closing, (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser (including, without limitation, for any breach of any representation, warranty, agreement and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith (collectively, the “Other Documents”), shall not exceed Two Hundred Thousand And No/100ths Dollars ($200,000.00); and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty Thousand And No/100ths Dollars ($20,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto, and provided, further, that the limitation on liability set forth in this Section 11.15 shall not apply to any claims of Purchaser in connection with any intentional misrepresentation or fraud by Seller, as determined by a final lawful order of a court of competent jurisdiction. The terms of this Section 11.15 shall survive the Closing.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale as of the day and year first above written.

SELLER:

BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company

By:	/s/ Donald H. Barnes, Jr.
Name:	Donald H. Barnes, Jr.
Its:	Member

PURCHASER:

CANTOR REAL ESTATE INVESTMENT MANAGEMENT INVESTMENTS, LLC, a Delaware limited liability company

By: /s/ Shawn P. Matthews
Name: Shawn P. Matthews
Its: Chief Executive Officer

RECEIPT OF DEPOSIT

First American Title Insurance Company (“Escrow Agent”) hereby acknowledges receipt of the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) on or before the date which is two (2) business days after the Effective Date, which it agrees to hold in escrow in accordance with the terms of the foregoing agreement, and escrow instructions to be entered into by and between Seller, Purchaser and Escrow Agent.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Name:

Its:

Exhibit List

A	Legal Description
B	Form of Assignment and Assumption of Lease
C	Form of Assignment of Intangible Property
D	Form of Bill of Sale
E	Form of Closing Certificate
F	Form of Tenant Notice Letter

EXHIBIT A

LEGAL DESCRIPTION

Land in the City of Walker, County of Kent, State of Michigan, described as follows:

THAT PART OF THE NORTHWEST QUARTER OF SECTION 01, TOWN 07 NORTH, RANGE 12 WEST, CITY OF WALKER, KENT COUNTY, MICHIGAN DESCRIBED AS FOLLOWS: COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION 01; THENCE ALONG THE NORTH LINE OF SAID SECTION 01, SOUTH 89 DEGREES 37 MINUTES 36 SECONDS EAST 144.55 FEET FOR THE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID NORTH LINE, SOUTH 89 DEGREES 37 MINUTES 36 SECONDS EAST 203.07 FEET; THENCE SOUTH 01 DEGREES 06 MINUTES 30 SECONDS EAST 230.08 FEET; THENCE NORTH 89 DEGREES 37 MINUTES 36 SECONDS WEST 343.94 FEET; THENCE NORTH 30 DEGREES 46 MINUTES 11 SECONDS EAST 266.65 FEET TO THE POINT OF BEGINNING. SUBJECT TO THE RIGHT OF WAY FOR 4 MILE ROAD OVER THE NORTHERLY 40 FEET THEREOF. SUBJECT TO EASEMENTS AND RESTRICTIONS APPARENT AND OF RECORD. CONTAINS 1.44± ACRES (62,905± SQ. FT.)

Commonly known as: 3596 Alpine Avenue NW, Walker, MI 49544

Tax Identification No.: 41-13-01-101-054

A-1

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made and entered into as of                 , 2017 (the “Effective Date”), by and between BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company (“Assignor”), and                     (“Assignee”). This Assignment is entered into pursuant to the terms of that certain Agreement of Purchase and Sale dated                         , by and between Assignor, as seller, and Assignee, as purchaser, with respect to that certain real property located in the City of Walker, County of Kent, State of Michigan, more particularly described on Exhibit A attached hereto (the “Property”).

NOW THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

A. Assignment of Lease. Assignor hereby conveys, transfers and assigns to Assignee all of its right, title and interest in and to the lease dated July 21, 2006 with Walgreen Co. (the “Walgreen Lease”).

B. Assumption. Assignee hereby assumes the obligations of Assignor under the Walgreen Lease arising from and after the Effective Date and shall defend, indemnify and hold harmless Assignor from and against any liability, damages, causes of action, expenses, and reasonable attorneys’ fees incurred by Assignor by reason of the failure of Assignee to fulfill, perform, discharge, and observe its obligations with respect to the Walgreen Lease arising from and after the Effective Date. Assignor shall defend, indemnify and hold harmless Assignee from and against any liability, damages, causes of action, expenses, and reasonable attorneys’ fees incurred by Assignee by reason of the failure of Assignor to fulfill, perform, discharge, and observe its obligations with respect to the Walgreen Lease arising prior to the Effective Date.

C. Counterparts. The parties acknowledge that this instrument may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other parties.

D. Governing Law; Construction. This Assignment shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflict of laws principles. If any provision of this Assignment shall be invalid or unenforceable, the remainder of this Assignment shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Assignment are solely for convenience of reference and shall not affect its interpretation. This Assignment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Assignment to be drafted. All terms and words used in this Assignment, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the Effective Date.

ASSIGNOR:

BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company

By:

Name:

Its:

ASSIGNEE:

By:

Name:

Its:

EXHIBIT A

LEGAL DESCRIPTION

Land in the City of Walker, County of Kent, State of Michigan, described as follows:

THAT PART OF THE NORTHWEST QUARTER OF SECTION 01, TOWN 07 NORTH, RANGE 12 WEST, CITY OF WALKER, KENT COUNTY, MICHIGAN DESCRIBED AS FOLLOWS: COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION 01; THENCE ALONG THE NORTH LINE OF SAID SECTION 01, SOUTH 89 DEGREES 37 MINUTES 36 SECONDS EAST 144.55 FEET FOR THE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID NORTH LINE, SOUTH 89 DEGREES 37 MINUTES 36 SECONDS EAST 203.07 FEET; THENCE SOUTH 01 DEGREES 06 MINUTES 30 SECONDS EAST 230.08 FEET; THENCE NORTH 89 DEGREES 37 MINUTES 36 SECONDS WEST 343.94 FEET; THENCE NORTH 30 DEGREES 46 MINUTES 11 SECONDS EAST 266.65 FEET TO THE POINT OF BEGINNING. SUBJECT TO THE RIGHT OF WAY FOR 4 MILE ROAD OVER THE NORTHERLY 40 FEET THEREOF. SUBJECT TO EASEMENTS AND RESTRICTIONS APPARENT AND OF RECORD. CONTAINS 1.44± ACRES (62,905± SQ. FT.)

Commonly known as: 3596 Alpine Avenue NW, Walker, MI 49544

Tax Identification No.: 41-13-01-101-054

EXHIBIT C

FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY

ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY (this “Assignment”) is made as of the                 day of                     , 2017, by and between BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company (“Assignor”), and                     (“Assignee”).

RECITALS:

WHEREAS, simultaneously herewith Assignor has conveyed to Assignee that certain real property and improvements located in the City of Walker, County of Kent, State of Michigan, and legally described on Exhibit A attached hereto (the “Property”).

WHEREAS, Assignor is executing and delivering this Assignment for the purpose of selling, conveying, transferring, assigning and delivering to and vesting in Assignee all of Assignor’s right, title and interest, if any (to the extent assignable), in and to any and all: (i) guaranties, warranties and permits arising out of, or in connection with, the installation, construction or maintenance of the improvements, fixtures and personal property on or about the Property; (ii) licenses and certificates of occupancy relating to the use, maintenance or operation of the Property running to or in favor of Assignor; and (iii) the plans and specifications for the Property, if any, in the possession of Assignor and all unexpired claims and sureties, if any, received in connection with the construction, improvement or equipment of all or on any portion of the Property, together with the originals of all such guaranties, warranties and such similar instruments, and assignment of licenses, permits, and the like, if any (collectively, the “Intangible Property”) held by Assignor.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee intending to be legally bound, agree as follows:

1. As of the date hereof, Assignor sells, assigns, transfers, conveys and delivers to Assignee all of Assignor’s right, title and interest, legal and equitable, if any, in and to the Intangible Property, to the extent assignable, and Assignee hereby accepts the foregoing sale, transfer and assignment of all of Assignor’s right, title and interest in and to the Intangible Property, and assumes and agrees to pay and perform all of Assignor’s obligations under or with respect to the Intangible Property arising from and after the date hereof.

2. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, DATED AS OF             , BETWEEN ASSIGNOR AND ASSIGNEE (THE “PURCHASE AGREEMENT”), THE INTANGIBLE PROPERTY IS BEING ASSIGNED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AS OF THE DATE OF THIS ASSIGNMENT, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PURCHASE

AGREEMENT, ASSIGNEE IS HEREBY ACQUIRING THE INTANGIBLE PROPERTY BASED SOLELY UPON ASSIGNEE’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF THAT PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR’S AGENTS OR CONTRACTORS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE INTANGIBLE PROPERTY OR ASSIGNOR’S TITLE THERETO.

3. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4. This Assignment shall not be construed to confer any rights or benefit upon any person, other than the parties hereto or their respective successors or permitted assigns.

5. This Assignment shall be governed and construed in accordance with the laws of the State of Michigan.

6. Any term or provision of this Assignment that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, this Assignment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

7. This Assignment may be executed and delivered (including by facsimile or other electronic transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

8. This Assignment reflects the entire agreement of the parties with respect to the subject matter hereof.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the         day of                 , 2017.

ASSIGNOR:

BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company

By:

Name:

Its:

ASSIGNEE:

By:

Name:

Its:

EXHIBIT A

LEGAL DESCRIPTION

Land in the City of Walker, County of Kent, State of Michigan, described as follows:

THAT PART OF THE NORTHWEST QUARTER OF SECTION 01, TOWN 07 NORTH, RANGE 12 WEST, CITY OF WALKER, KENT COUNTY, MICHIGAN DESCRIBED AS FOLLOWS: COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION 01; THENCE ALONG THE NORTH LINE OF SAID SECTION 01, SOUTH 89 DEGREES 37 MINUTES 36 SECONDS EAST 144.55 FEET FOR THE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID NORTH LINE, SOUTH 89 DEGREES 37 MINUTES 36 SECONDS EAST 203.07 FEET; THENCE SOUTH 01 DEGREES 06 MINUTES 30 SECONDS EAST 230.08 FEET; THENCE NORTH 89 DEGREES 37 MINUTES 36 SECONDS WEST 343.94 FEET; THENCE NORTH 30 DEGREES 46 MINUTES 11 SECONDS EAST 266.65 FEET TO THE POINT OF BEGINNING. SUBJECT TO THE RIGHT OF WAY FOR 4 MILE ROAD OVER THE NORTHERLY 40 FEET THEREOF. SUBJECT TO EASEMENTS AND RESTRICTIONS APPARENT AND OF RECORD. CONTAINS 1.44± ACRES (62,905± SQ. FT.)

Commonly known as: 3596 Alpine Avenue NW, Walker, MI 49544

Tax Identification No.: 41-13-01-101-054

EXHIBIT D

FORM OF BILL OF SALE

For good and valuable consideration, the receipt of which is hereby acknowledged, BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company (“Seller”), does hereby sell, assign, transfer and convey to                 (“Purchaser”), any and all personal property (as described in Section 1.2 of that certain Agreement of Purchase and Sale dated                     , 2017, by and between Seller and Purchaser) (the “Personal Property”).

Except as otherwise expressly provided for in the Agreement of Purchase and Sale, dated as of             , between Seller and Purchaser (the “Purchase Agreement”), the Personal Property is being conveyed “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”, without any representation or warranty whatsoever as to its condition, fitness for any particular purpose, merchantability or any other warranty, express or implied; provided, however, that Seller represents and warrants that Seller has authority to convey the Personal Property and Seller has not transferred, sold, or assigned the Personal Property to any other party. Except as otherwise expressly provided for in the Purchase Agreement, Purchaser is acquiring the Personal Property based solely upon Purchaser’s own independent investigations and inspections of the same and not in reliance on any information provided by Seller or Seller’s agents or contractors. Except as otherwise expressly provided for in the Purchase Agreement, Seller specifically disclaims any warranty, guaranty or representation, oral or written, past or present, express or implied, concerning the Personal Property except as provided herein.

Dated this                 day of                 , 2017.

SELLER:

BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company

By:

Name:

Its:

D-1

EXHIBIT E

FORM OF CLOSING CERTIFICATE

CERTIFICATION OF SELLER’S REPRESENTATIONS AND WARRANTIES

Pursuant to Section 8.6 of that certain Agreement of Purchase and Sale dated as of     February                     , 2017 (the “Purchase Agreement”), by and between BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company, as seller, (“Seller”), and                 ( “Purchaser”), Seller hereby certifies to Purchaser that all of the representations and warranties of Seller contained in Article VI of the Purchase Agreement are true, correct, complete and reaffirmed as of the date hereof.

Dated: , 2017

SELLER:

BARNES DEVELOPMENT WALKER, LLC, a Michigan limited liability company

By:

Name:

Its:

E-1

EXHIBIT F

FORM OF TENANT NOTICE LETTER

[NOTE – NEED TO CONFORM TO REQUIREMENTS OF WALGREENS LEASE]

                , 2017

VIA CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Attn:

Re:     Sale of real property situated in the City of Walker, County of Kent, State of Michigan. Lease dated             (as amended, the “Lease”).

Dear Tenant:

This letter shall constitute notice of the transfer of the above-referenced premises and assignment of the Lease for said premises by Barnes Development Walker, LLC, a Michigan limited liability company (“Former Landlord”) to             , a             (“New Landlord”). From and after the date of this notice, all payments due under the Lease and all formal written notices delivered under the Lease shall be sent to:

All rent checks due under the Lease should be made payable to             . The effective date of this notice is the date of this letter. Thank you for your attention to this matter.

Sincerely,

BARNES DEVELOPMENT WALKER, LLC,

a Michigan limited liability company

By:

Name:

Its:

F-1